Exhibit 99.1

News Release
Public Storage, Inc.
701 Western Avenue
Glendale, CA  91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                      For Release:           Immediately
                                      Date:                  February 26, 2004
                                      Contact:               Mr. Harvey Lenkin
                                                             (818) 244-8080

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the fourth quarter and year ending December 31, 2003.


Operating Results for the Quarter Ended December 31, 2003:
----------------------------------------------------------

Net income for the three months ended December 31, 2003 was $85,970,000 compared to $67,214,000 for the same period in 2002, representing an increase of $18,756,000 or 27.9%. This increase is primarily due to improved operations of our Same Store self-storage facilities (as discussed below), gains on sales of real estate assets and a reduction in losses from discontinued operations and increased net income from our newly developed self-storage facilities. These effects were partially offset by an increase in depreciation expense attributable to newly developed facilities.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $38,590,000 or $0.30 per common share on a diluted basis (based on 127,825,000 weighted average diluted common equivalent shares) for the three months ended December 31, 2003 compared to $24,617,000 or $0.20 per common share on a diluted basis (based on 124,984,000 weighted average diluted common equivalent shares) for the same period in 2002, representing an increase of 50.0% on a per share basis. The increase in net income allocable to common shareholders and earnings per common diluted share is due to the impact of the factors described above with respect to net income, partially offset by an increase in the amount of income allocated to our preferred shareholders and increased stock based compensation to our employees.

During the three months ended December 31, 2003 and 2002, we allocated $38,282,000 and $37,222,000 of our net income, respectively, to our preferred shareholders based on actual distributions paid. Included in the distributions paid during the three months ended December 31, 2003, is approximately $3,089,000 paid to our Series W and Series X Preferred shareholders. These two series of preferred stock were issued during the fourth quarter of 2003, raising aggregate gross proceeds of approximately $252.5 million. Our intended use of the net proceeds from these issuances is to fund the redemption of two series of preferred stock (our Series K and Series L) that will occur during the first quarter of 2004. In the interim, the net proceeds from these issuances earned nominal interest income during the quarter relative to the corresponding dividend requirement. This difference resulted in an estimated reduction to earnings per common share of approximately $0.02 per share during the three months ended December 31, 2003.

During the third quarter of 2003, we implemented the Securities and Exchange Commission's clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock". This implementation resulted in an additional allocation of net income to our preferred shareholders for the three months ended December 31, 2003 (none for the corresponding period in 2002) and a corresponding reduction of net income allocation to our common shareholders of $3,723,000 or $0.03 per common share. The $3,723,000 additional allocation of net income to our preferred shareholders represents the excess of the redemption amount over the carrying amount of our Series K Preferred Stock that we called for redemption during the period and subsequently redeemed in January 2004. During January 2004, we also called for redemption our Series L Preferred Stock that will be redeemed in March 2004, and as a result, an additional allocation of income during the first quarter of 2004 will be allocated to our preferred shareholders in the amount of approximately $3.7 million.

During the three months ended December 31, 2003 and 2002, we incurred stock based compensation expense of approximately $1,426,000 and $85,000, respectively. In addition, the increase in our average common share price during the fourth quarter of 2003, as compared to the same period in 2002, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase in average stock price, combined with the actual issuance of common stock in connection with the exercise of employee stock options during the period resulted in a year-over-year increase of approximately 2,414,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing earnings per common share by approximately $0.02 per share for the three months ended December 31, 2003 as compared to the same period in 2002.

Operating Results for the Year Ended December 31, 2003:
-------------------------------------------------------

Net income for the year ended December 31, 2003 was $336,653,000 compared to $318,738,000 for the same period in 2002, representing an increase of $17,915,000 or 5.6%. This increase in net income is primarily a result of an increase in the operations of our newly developed and expansion self-storage facilities, reduced losses from discontinued containerized storage operations, improved operations of our continuing containerized storage business, a net gain from the sale of real estate assets versus a net loss recorded in 2002 and lower interest expense resulting primarily from lower average debt balances. The effect of these increases were partially offset by a reduction in our Same Store operating results (as discussed below), increased depreciation expense resulting primarily from new property additions, and a decrease in equity in earnings of real estate entities. The decrease in equity in earnings of real estate entities is primarily due to a reduction in our pro-rata share of the earnings of PS Business Parks, Inc. ("PSB") caused by the impact of gains on sale of real estate and asset impairment charges during 2003 and 2002.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders), was $161,836,000 or $1.28 per common share on a diluted basis (based on 126,517,000 weighted average diluted common equivalent shares) for the year ended December 31, 2003 compared to $141,423,000 (as restated for the aforementioned application of EITF Topic D-42) or $1.14 per common share (as restated for the aforementioned application of EITF Topic D-42) on a diluted basis (based on 124,571,000 weighted average diluted common equivalent shares) for the same period in 2002, representing an increase of 12.3% on a per share basis. The increase in net income allocable to common shareholders and diluted earnings per share is due to an increase in net income as described above, partially offset by an increase in income allocated to our preferred shareholders, as described below.

During the year ended December 31, 2003 and 2002, we allocated $146,196,000 and $148,926,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing a decrease of 1.8%. This decrease is due to the redemption of several series of our higher coupon preferred stock in 2002 and 2003, offset partially by the issuance of additional preferred securities in 2002 and 2003.

In addition, for the years ended December 31, 2003 and 2002, we allocated an additional $7,120,000 and $6,888,000, respectively, in net income to our preferred shareholders, relating to the application of the Securities and Exchange Commission's clarification of EITF Topic D-42.

Stock based  compensation  expense for the year ended December 31, 2003 and 2002
was  approximately  $2,685,000  and  $543,000,   respectively,   representing  a
year-over-year increase of $2,142,000 or approximately $0.02 per common share.


Funds from Operations:
----------------------

For the three months ended December 31, 2003, funds from operations increased to $0.68 per common share on a diluted basis as compared to $0.60 for the same period in 2002, representing an increase of 13.3%. Funds from operations for the three months ended December 31, 2003 has been reduced by $0.03 per common share (none during the corresponding period in 2002) reflecting the application of the Securities and Exchange Commission's clarification of EITF Topic D-42 with respect to our Series K Preferred Stock that we called for redemption during the period and subsequently redeemed in January 2004.

As discussed above, FFO was also negatively impacted by the uninvested net proceeds from the issuance of our Series W and Series X Preferred Stock ($0.02 per share) and stock-based compensation ($0.02 per share) for the three months ended December 31, 2003.

For the year ended December 31, 2003, funds from operations increased to $2.81 per common share on a diluted basis as compared to $2.68 for the same period in 2002, representing an increase of 4.9%. Funds from operations for each year have been reduced by $0.06 per common share reflecting the application of the Securities and Exchange Commission's clarification of EITF Topic D-42.

As reported in the third quarter of 2003, based on Securities and Exchange Commission guidance, we no longer add back to our net income asset impairment charges relating to our real estate assets as well as our pro-rata share of impairment charges recorded by PS Business Parks, Inc. with respect to its real estate assets in computing funds from operations. This change resulted in a reduction in our funds from operations of $3,349,000 ($0.03 per common share) for the year ended December 31, 2003 and $396,000 ($0.00 per common share) for the corresponding period in 2002.

Funds from operations is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. Funds from operations is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for the Company's cashflow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,252 self-storage facilities, representing approximately 89% of the 1,410 self-storage facilities in which the Company has an ownership interest (the 1,252 self-storage facilities are hereinafter referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2000 and include 1,220 facilities that are consolidated by the Company and 32 facilities owned by unconsolidated entities in which the Company has an investment.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:



Selected Operating Data for the Same Store
-------------------------------------------
Facilities (1,252 Facilities):
------------------------------
                                                      Three months ended December 31,        Year ended December 31,
                                                    ------------------------------------    ---------------------------
                                                                              Percentage                               Percentage
                                                       2003           2002      Change           2003        2002        Change
                                                    ------------  ----------- -----------    -----------  -----------  ----------
                                                              (Dollar amounts in thousands, except weighted average data)
Rental income:
   Base rental income.............................    $ 192,798    $ 177,867       8.4%       $ 756,467    $ 714,286        5.9%
   Promotional discounts..........................      (12,992)      (7,972)     63.0%         (51,226)     (20,086)     155.0%
                                                    ------------  ----------- -----------    -----------  -----------  ----------
   Adjusted base rental income ...................      179,806      169,895       5.8%         705,241      694,200        1.6%
   Late charges and administrative fees collected.        7,287        6,319      15.3%          29,262       23,611       23.9%
                                                    ------------  ----------- -----------    -----------  -----------  ----------
   Total rental income (a)........................      187,093      176,214       6.2%         734,503      717,811        2.3%

Cost of operations:
     Property taxes...............................       17,414       16,649       4.6%          68,310       65,288        4.6%
     Direct property payroll......................       15,796       14,507       8.9%          62,244       55,086       13.0%
     Cost of managing facilities..................        6,319        5,690      11.1%          22,789       21,087        8.1%
     Advertising and promotion....................        4,787        7,824     (38.8)%         21,115       19,674        7.3%
     Utilities....................................        4,661        4,380       6.4%          17,612       16,908        4.2%
     Repairs and maintenance......................        7,180        4,964      44.6%          20,868       16,623       25.5%
     Telephone reservation center.................        2,966        2,368      25.3%          10,751        9,873        8.9%
     Property insurance ..........................        2,251        1,458      54.4%           8,635        6,108       41.4%
     Other........................................        5,091        4,446      14.5%          18,836       16,642       13.2%
                                                    ------------  ----------- -----------    -----------  -----------  ----------
   Total cost of operations.......................       66,465       62,286       6.7%         251,160      227,289       10.5%
                                                    ------------  ----------- -----------    -----------  -----------  ----------
Net operating income..............................    $ 120,628    $ 113,928       5.9%       $ 483,343    $ 490,522       (1.5)%
                                                    ============  =========== ===========    ===========  ===========  ==========
Gross margin......................................       64.5%        64.7%       (0.3)%         65.8%        68.3%        (3.7)%

Weighted average for the period:
   Square foot occupancy (b)......................       90.6%        85.1%        6.5%          89.1%        85.2%         4.6%
   Realized annual rent per occupied square foot      $  10.94     $  11.01       (0.6)%      $  10.91     $  11.23        (2.8)%
(c)...............................................
   REVPAR (d).....................................    $   9.91     $   9.37        5.8%       $   9.72     $   9.57         1.6%

 Weighted average at December 31:
   Square foot occupancy..........................                                               89.6%        84.4%         6.2%
   In place annual rent per occupied square foot                                              $   11.92    $  11.84         0.7%
   (e)............................................
   Posted annual rent per square foot (f).........                                            $   12.60    $  11.88         6.1%

Total available net rentable square feet (in
thousands)........................................                                               72,565      72,565         0.0%



a) See attached reconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

b) Square foot occupancies represent weighted average levels over the entire period.

c) Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

d)   Annualized   revenue  per  available  square  foot  ("REVPAR")   represents
     annualized adjusted base rental income divided by total available net rentable square feet.

e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

f) Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.


Same Store results for the three months ended December 31, 2003
---------------------------------------------------------------

During the fourth quarter of 2003, net operating income for the Same Store facilities increased 5.9% as compared to the same period in 2002, due to the following:

o REVPAR increased 5.8% from $9.37 per square foot in the fourth quarter of 2002 to $9.91 in the fourth quarter of 2003. This was attributable to a 6.5% increase in weighted average occupancy levels from 85.1% in the fourth quarter of 2002 to 90.6% in the fourth quarter of 2003, partially offset by a 0.6% decrease in realized annual rent per occupied square foot from $11.01 in the fourth quarter of 2002 to $10.94 in the fourth quarter of 2003. The decrease in realized annual rents per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $7,972,000 for the fourth quarter of 2002 to $12,992,000 for the fourth quarter of 2003.

o The impact of the increase in REVPAR was partially offset by a 6.7% increase in operating expenses from $62,286,000 in the fourth quarter of 2002 to $66,465,000 in the fourth quarter of 2003. This increase is primarily due to higher costs of repairs and maintenance, direct property payroll, property taxes, telephone reservation center and property insurance. These
               increases  were  partially   offset  by  a  38.8%   reduction  in
               advertising and promotion primarily due to a decrease in television advertising from $4,251,000 in the fourth quarter of 2002 to $1,122,000 in the fourth quarter of 2003, partially offset by an increase in yellow page advertising from $2,258,000 in fourth quarter 2002 to $3,171,000 in the fourth quarter of 2003.

o Net operating income also benefited from a 15.3% increase in late charges and administrative fees collected from $6,319,000 in the fourth quarter of 2002 to $7,287,000 in the fourth quarter of 2003.

Same-Store results for the year ended December 31, 2003
-------------------------------------------------------

During the year ended December 31, 2003, net operating income for the Same Store facilities decreased 1.5% as compared to the same period in 2002, due to the following:

o Total operating expenses increased 10.5%. This increase is primarily due to increases in direct property payroll, repairs and maintenance, property taxes, advertising and promotion, and property insurance costs. Direct property payroll increased primarily due to increased incentives to property operating personnel as well as increased hours worked. Property insurance costs increased primarily due to an increase in the company's self-insured portion of its risks.

o The impact of the increase in operating expenses was partially offset by a 1.6% increase in REVPAR from $9.57 per square foot in the year ended 2002 to $9.72 in the same period in 2003. This was attributable to a 4.6% increase in weighted average occupancy levels from 85.2% in the year ended 2002 to 89.1% in the same period in 2003, partially offset by a 2.8% decrease in realized annual rent per occupied square foot from $11.23 in the year ended 2002 to $10.91 in the same period in 2003. The decrease in realized annual rent per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $20,086,000 for the year ended 2002 to $51,226,000 for the same period in 2003.

o Net operating income benefited from a 23.9% increase in late charges and administrative fees collected from $23,611,000 in the year ended December 31, 2002 to $29,262,000 in the same period in 2003. Increased fees were primarily the result of increased a 20.1% increase in move-in activity.

Outlook:
--------

We expect to continue promotional discounting and television advertising at least in the first quarter of 2004. The level of such activities cannot be estimated at this time, but we expect that they will be higher than for the same period in 2003. The up front costs of these marketing activities, and the increases in promotional discounts, are expected to continue to adversely impact our net operating income in 2004. The following table summarizes additional selected financial data with respect to our Same Store facilities:



                                                              For the three months ended
                                              ------------------------------------------------------
                                                 March 31       June 30      Sept. 30      Dec. 31      Full Year
                                              -------------   -----------   ------------------------    ----------

Promotional Discounts (in 000's):
   2002...............................          $   1,112      $  5,862      $  5,140       $ 7,972      $ 20,086
   2003...............................          $  11,043      $ 14,206      $ 12,985       $12,992      $ 51,226

Television advertising expense (in 000's):
   2002...............................          $     543      $  1,521      $  2,150       $ 4,251      $  8,465
   2003...............................          $   1,699      $  2,928      $  3,321       $ 1,122      $  9,070

REVPAR:
   2002...............................           $  9.62        $  9.50       $  9.78       $  9.37      $   9.57
   2003...............................           $  9.33        $  9.63       $ 10.01       $  9.91      $   9.72

Weighted average realized annual rent per
  occupied square foot for the period:
   2002...............................           $ 11.50        $ 11.00       $ 11.40       $ 11.01        $ 11.23
   2003...............................           $ 10.98        $ 10.80       $ 10.89       $ 10.94        $ 10.91

Weighted average occupancy levels for the period:
   2002...............................               83.6%         86.4%         85.8%        85.1%         85.2%
   2003...............................               84.9%         89.2%         91.9%        90.6%         89.1%

Weighted average occupancy at January 31,
   2003...............................               85.0%
   2004...............................               89.7%

Total Promotional discounts during the month of January (in 000's):
   2003...............................           $   3,512
   2004...............................           $   4,504


Television advertising expense during the month of January (in 000's):
   2003...............................            $    461
   2004...............................            $  1,141



Property Development and Acquisitions:
--------------------------------------

During the fourth quarter of 2003, we opened four newly developed self-storage facilities (312,000 net rentable square feet), at a total cost of approximately $39.5 million.

At December 31, 2003, there are 38 projects that are in construction or are expected to begin construction generally by December 31, 2004, which includes new developments, expansions to existing self-storage facilities and remodeling projects primarily to improve the visual appeal of certain properties. These projects, which will be fully funded by the Company, are expected to have total net rentable square feet of approximately 1,930,000 and have total estimated costs of approximately $156.3 million, of which $69.6 million had been spent through December 31, 2003. Opening dates for these facilities are estimated through the next 12 to 24 months. The development of these facilities is subject to contingencies.

No facilities were acquired from third parties during the fourth quarter of 2003.

New Joint Venture
-----------------

In January 2004, we entered into a joint venture with an institutional investor for the purpose of acquiring up to $125.0 million of existing self-storage properties in the U.S. from third parties. The venture will be funded entirely with equity consisting of 30% from the Company and 70% from the institutional investor. The venture has a nine-month investment period (through September
2004) to identify and acquire facilities. To date no facilities have been acquired by the venture.

Update on Property Dispositions:
--------------------------------

As previously reported, in the first quarter of 2003, management adopted a plan to exit the Knoxville, Tennessee market, a market that the Company does not deem to be strategic. The four self-storage facilities the Company owns in this market were disposed of on July 25, 2003 for aggregate gross proceeds of $11.0 million in transactions intended to qualify as like-kind exchanges for tax purposes. Because the Company financed a substantial part of the buyer's consideration in exchange for a note receivable from the buyer, the sale of these facilities and the corresponding gain on sale of approximately $4.4 million was not recognized in the Company's financial statements until the buyer repaid the note receivable on October 20, 2003.

On October 16, 2003, we sold a self-storage facility located in Perrysburg, Ohio for $2.3 million resulting in a gain of approximately $1.1 million.

The operating results of these facilities and the related gains on sale, as well as the operations for a commercial facility that was sold in the fourth quarter of 2002, for previous and current periods are reflected in the line item "Discontinued Operations - commercial and self-storage property operations" on the Company's income statement.

Containerized Storage Business:
-------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities. Impairment charges and closure reserves amounting to $3,843,000 ($0.03 per common share) and $8,634,000 ($0.07 per common share) were recorded for the three months and year ended December 31, 2002, respectively, for these 22 closed facilities. During 2003, an additional nine facilities were identified as non-strategic and scheduled for closure (collectively, these 31 facilities are referred to as the "Closed Facilities") and, accordingly, an asset impairment charge was recorded in the amount of $1,205,000 ($0.01 per common share) and $2,479,000 ($0.02 per common share), for the three months and year ended December 31, 2003, respectively. The operations, impairment charges and closure reserves with respect to these Closed Facilities for current and prior periods are included in the Company's income statement in the line-item, "Discontinued Operations - containerized storage." As of December 31, 2003, six of the Closed Facilities were still in operation, however, these facilities are in the process of closing which may take until the end of the second quarter of 2004 to close.

Issuance and Redemption of Preferred Equity:
--------------------------------------------

On October 6, 2003, we issued 5,300,000 depositary shares ($132.5 million) representing interests in our 6.5% Cumulative Preferred Stock, Series W (NYSE:PSAPrW) at an issuance price of $25.00 per share. On November 13, 2003, we issued 4,800,000 depositary shares ($120.0 million) of our 6.45% Cumulative Preferred Stock, Series X (NYSE:PSAPrX) at an issuance price of $25.00 per share. On January 2, 2004, we issued 1,600,000 depositary shares ($40.0 million) representing interests in our 6.85% Cumulative Preferred Stock, Series Y (NYSE:PSAPrY) at an issuance price of $25.00 per share in a direct placement to an institutional investor. The net proceeds from these issuances are expected to be used primarily for the redemption of existing series of preferred stock and for working capital purposes.

On January 20, 2004, we redeemed all 4,600,000 depositary shares of our 8.25% Series K ($115.0 million) at a redemption price of $25 per share, plus a sum equal to all accrued and unpaid dividends from December 31, 2003 through the redemption date. In January 2004, we called for redemption our 8.25% Series L ($115.0 million) which will be redeemed on March 10, 2004 at a redemption price of $25 per share, plus a sum equal to all accrued and unpaid dividends from December 31, 2003 through the redemption date.

Distributions Declared:
-----------------------

On February 26, 2004, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on March 31, 2004 to shareholders of record as of March 15, 2004.

Loan to PS Business Parks, Inc.:
--------------------------------

On December 29, 2003, we loaned PS Business Parks, Inc. $100.0 million. PS Business Parks, Inc. is an unconsolidated affiliate in which we have an approximate 44% ownership interest. The loan bears interest at 1.4% per annum and matures on March 9, 2004. PS Business Parks, Inc. has since repaid $95.0 million of the outstanding balance.

Fourth Quarter Conference Call:
-------------------------------

A conference call is scheduled for Friday, February 27, 2004, at 1:00 p.m. (PST) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 5036292). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 5036292). An instant replay of the conference call may be accessed through March 5, 2004 by calling (800) 642-1687 and through March 12, 2004 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 5036292.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At December 31, 2003, the Company had interests in 1,410 storage facilities with approximately 85.2 million net rentable square feet and 787,000 rentable units.

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, "Risk Factors," and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-K for the year ended December 31, 2003, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA



                                                               For the three months ended               For the year ended
                                                                     December 31,                         December 31,
                                                            --------------------------------     --------------------------------
                                                                 2003              2002               2003              2002
                                                            --------------     -------------     --------------     -------------
                                                                           (in thousands, except per share data)
Revenues:
   Rental income:
       Self-storage facilities (a)...................        $    205,239      $    188,858       $    798,584      $    761,446
       Commercial properties (a).....................               2,841             2,864             11,442            11,781
       Containerized storage facilities (b)..........               7,940             8,209             33,953            29,723
       Tenant reinsurance............................               5,913             5,104             22,464            19,947
  Interest and other income..........................               1,203             1,656              8,628             8,661
                                                            --------------     -------------     --------------     -------------
                                                                  223,136           206,691            875,071           831,558
                                                            --------------     -------------     --------------     -------------
Expenses:
  Cost of operations:
       Self-storage facilities (a)...................              74,250            69,317            280,905           250,215
       Commercial properties (a).....................               1,197             1,190              4,688             4,462
       Containerized storage facilities (b)..........               4,852             7,283             20,918            23,056
       Tenant reinsurance............................               3,356             2,208             11,987             9,411
   Depreciation and amortization.....................              48,779            45,311            185,775           177,978
   General and administrative........................               3,806             3,346             17,127            15,619
   Interest expense..................................                   -               525              1,121             3,809
                                                            --------------     -------------     --------------     -------------
                                                                  136,240           129,180            522,521           484,550
                                                            --------------     -------------     --------------     -------------
   Income before minority interest in income, equity in
      earnings of real estate entities, discontinued
      operations, and gain on disposition of real estate           86,896            77,511            352,550           347,008
Equity in earnings of real estate entities (c).......               5,510             6,149             24,966            29,888
Minority interest in income:
   Preferred partnership interests...................              (6,727)           (6,727)           (26,906)          (26,906)
   Other partnership interests.......................              (4,394)           (3,897)           (16,797)          (17,181)
                                                            --------------     -------------     --------------     -------------
   Income before discontinued operations and gain on
      disposition of real estate.....................              81,285            73,036            333,813           332,809
   Discontinued operations-containerized storage (b).              (1,108)           (5,205)            (4,181)          (12,178)
   Discontinued operations-commercial and self-storage              5,593                85              6,014               648
      (a)............................................
   Gain (loss) on disposition of real estate assets..                 200              (702)             1,007            (2,541)
                                                            --------------     -------------     --------------     -------------
Net income...........................................        $     85,970      $     67,214       $    336,653      $    318,738
                                                            ==============     =============     ==============     =============
Net income allocation:
----------------------
  Allocable to preferred shareholders:
     Based on distributions paid.....................        $     38,282      $     37,222       $    146,196      $    148,926
     Based on redemptions of preferred stock.........               3,723                 -              7,120             6,888
  Allocable to equity shareholders, Series A.........               5,375             5,375             21,501            21,501
  Allocable to common shareholders...................              38,590            24,617            161,836           141,423
                                                            --------------     -------------     --------------     -------------
                                                             $     85,970      $     67,214       $    336,653      $    318,738
                                                            ==============     =============     ==============     =============
Per common share:
  Net income per share - Basic (d)...................              $0.31             $0.20              $1.29             $1.15
                                                            ==============     =============     ==============     =============
  Net income per share - Diluted (d).................              $0.30             $0.20              $1.28             $1.14
                                                            ==============     =============     ==============     =============
  Weighted average common shares - Basic (e).........             126,490           123,949            125,181           123,005
                                                            ==============     =============     ==============     =============
  Weighted average common shares - Diluted...........             127,825           124,984            126,517           124,571
                                                            ==============     =============     ==============     =============


(a) The historical operations of a commercial facility that the Company disposed of in the fourth quarter of 2002 and five self-storage facilities that the Company disposed of in the fourth quarter of 2003 are classified as Discontinued Operations - commercial and self-storage. Included in discontinued operations is an aggregate gain on sale of the five self-storage facilities amounting to $5,476,000 recorded in the quarter ended December 31, 2003.

(b) The historical operations of the 31 closed containerized storage facilities are included in Discontinued Operations - containerized storage. Included in discontinued operations is a $750,000 impairment charge recorded in the second quarter of 2003, and a $355,000 loss on sale recorded in the fourth quarter of 2003 relating to a real estate facility previously used by the discontinued containerized storage operations which was sold in December 2003. In addition, included in Discontinued Operations - containerized storage were impairment charges with respect to the closed containerized storage facilities amounting to $3,469,000 and $6,187,000 for the quarter and year ended December 31, 2002 ($1,205,000 and $2,479,000 for the same periods in 2003), as well as lease termination and other liabilities totaling $374,000 and $2,447,000 for the quarter and year ended December 31, 2002 (none for the same periods in 2003).

(c) The decrease in equity in earnings of real estate entities is due primarily to a reduction in our share of PSB's earnings. This decrease is attributable to a decrease in the net impact of PSB's gains, losses, and impairment charges recorded in each of the three months and year ended December 31, 2003 and 2002.

(d) Included in basic and diluted earnings per share is net income of $0.04 and $0.01 with respect to discontinued operations for the three months and year ended December 31, 2003, and a net loss of $0.04 and $0.09 per share for the same periods in 2002.

(e) The increase in weighted average common shares - basic was due primarily to the net issuance of 1,518,467 shares during 2002 and 2003 in connection with the acquisition of the remaining partnership interests in three entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 3,692,000 shares during 2002 and 2003 in connection with the exercise of employee stock options.


                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                                       December 31,       December 31,
                                                                                          2003                2002
                                                                                  -----------------   ----------------

                                                                                     (in thousands, except share
                                       ASSETS                                                  and per share data)
                                       ------

Cash and cash equivalents.......................................................  $     204,833        $     103,124

Operating real estate facilities:
   Land and buildings, at cost..................................................       5,125,498           4,988,526
   Accumulated depreciation.....................................................      (1,153,059)           (987,546)
                                                                                  -----------------   ----------------
                                                                                       3,972,439           4,000,980
 Construction in process........................................................          69,620              87,516
Land held for development or sale...............................................          12,236              17,807
                                                                                  -----------------   ----------------
                                                                                       4,054,295           4,106,303
Investment in real estate entities..............................................         336,696             329,679
Goodwill........................................................................          78,204              78,204
Intangible assets, net..........................................................         111,289             117,893
Mortgage notes receivable, including amounts from affiliates....................         100,510              24,324
Other assets....................................................................          82,242              84,135
                                                                                  -----------------   ----------------
         Total assets...........................................................  $    4,968,069       $   4,843,662
                                                                                  =================   ================

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable...................................................................  $       76,030       $     115,867
Preferred stock called for redemption...........................................         115,000                   -
Accrued and other liabilities...................................................         131,103             129,327
                                                                                  -----------------   ----------------
         Total liabilities......................................................         322,133             245,194

Minority interest - preferred...................................................         285,000             285,000
Minority interest - other.......................................................         141,137             154,499

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 5,763,986 shares issued (in series) and outstanding (9,258,486 at December 31, 2002), at liquidation preference:
         Cumulative Preferred Stock, issued in series...........................       1,867,025           1,817,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 126,986,734
     shares issued and outstanding (116,991,455 at December 31, 2002)...........          12,699              11,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding at December 31, 2003 and December 31,
     2002.......................................................................               -                   -
   Class B Common Stock, $0.10 par value, 7,000,000 shares authorized, no shares
     issued and outstanding (7,000,000 at December 31, 2002)....................               -                 700
   Paid-in capital..............................................................       2,438,632           2,371,194
   Cumulative net income........................................................       2,366,660           2,030,007
   Cumulative distributions paid................................................      (2,465,217)         (2,071,656)
                                                                                  -----------------   ----------------
         Total shareholders' equity.............................................       4,219,799           4,158,969
                                                                                  -----------------   ----------------
              Total liabilities and shareholders' equity........................   $   4,968,069       $   4,843,662
                                                                                  =================   ================


                              Public Storage, Inc.

                             Selected Financial Data
                      Computation of Funds from Operations
                                   (Unaudited)


                                                                                For the Three Months Ended     For the Year Ended
                                                                                        December 31,                December 31,
                                                                               --------------------------- -------------------------
                                                                                   2003           2002         2003         2002
                                                                               ------------  ------------- ------------ ------------
                                                                                     (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common and Class B
    Common Stock
Net income..................................................................   $   85,970    $   67,214    $  336,653    $  318,738
    Add back- depreciation and amortization.................................       48,779        45,311       185,775       177,978
    Add back - depreciation and amortization included in Discontinued                 275           737         2,228         3,670
       Operations...........................................................
    Add back - our pro-rata share of depreciation from equity investments...        7,400         7,361        27,753        27,078
    Eliminate - depreciation with respect to non-real estate assets.........       (1,354)       (1,330)       (6,206)       (6,053)
    Eliminate - our pro-rata share of PS Business Parks, Inc.'s (gain)/loss
       on sale of real estate...............................................          266        (1,013)       (2,786)       (4,133)
    Eliminate - (gains)/losses on sale of real estate assets included in
      Discontinued Operations...............................................       (5,121)            -        (5,121)            -
    Eliminate - (gains)/losses on sale of real estate assets................         (200)          702        (1,007)        2,541
    Add back- minority interest share of income.............................       11,121        10,624        43,703        44,087
                                                                               ------------  ------------- ------------ ------------
Consolidated FFO............................................................      147,136       129,606       580,992       563,906

Allocable to minority interests - preferred partnership interests...........       (6,727)       (6,727)      (26,906)      (26,906)
Allocable to minority interest - other partnership interests ...............       (5,982)       (5,686)      (23,125)      (25,268)
                                                                               ------------  ------------- ------------ ------------
Remaining FFO allocable to our shareholders.................................      134,427       117,193       530,961       511,732

Less: allocations to preferred and equity stock shareholders:
    Senior Preferred distributions..........................................      (38,282)      (37,222)     (146,196)     (148,926)
    Issuance costs on redeemed preferred shares (a).........................       (3,723)            -        (7,120)       (6,888)
    Equity Stock, Series A distributions....................................       (5,375)       (5,375)      (21,501)      (21,501)
                                                                               ------------  ------------- ------------ ------------
                                                                                  (47,380)      (42,597)     (174,817)     (177,315)
                                                                               ------------  ------------- ------------ ------------
Remaining FFO allocable to our Common and Class B Common Stock (a)..........   $   87,047    $   74,596    $  356,144    $  334,417
                                                                               ============  ============= ============ ============

Weighted average shares:
   Regular common shares....................................................      126,490       116,949       125,181       116,075
   Class B common stock.....................................................            -         7,000             -         7,000
   Stock option dilution (b)................................................        1,335         1,035         1,336         1,566
                                                                               ------------  ------------- ------------ ------------
Weighted average common shares for purposes of computing fully-diluted FFO
    per common share........................................................      127,825       124,984       126,517       124,641
                                                                               ============  ============= ============ ============
FFO per common share (a) (b) (c)............................................   $     0.68    $     0.60    $     2.81    $    2.68
                                                                               ============  ============= ============ ============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets.. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. FFO allocable to Common and Class B Common Stock and FFO per common share for the three and twelve months ended December 31, 2002 have been restated to reflect to the application of the Securities and Exchange Commissions clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock."

(b) During the three months ended December 31, 2003 and 2002, we incurred stock based compensation expense of approximately $1,426,000 and $85,000, respectively. In addition, the increase in our average common share price during the fourth quarter of 2003, as compared to the same period in 2002, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase combined with the actual issuance of common stock in connection with the exercise of employee stock options during the period resulted in a year-over-year increase of approximately 2,414,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended December 31, 2003 as compared to the same period in 2002. Stock based compensation for the year ended December 31, 2003 and 2002 was approximately $2,685,000 and $543,000, respectively, representing a year-over-year increase of $2,142,000 or approximately $0.02 per common share.

(c) FFO per share was negatively affected by dilution relating to the 80 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 1999. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.03 and $0.04 for the three months ended December 31, 2003 and 2002, respectively, and $0.15 and $0.16 for each of the twelve months ended December 31, 2003 and 2002, respectively.

                              Public Storage, Inc.

                             Selected Financial Data

                 Computation of Funds Available for Distribution

                                   (Unaudited)


                                                                       For the Three Months Ended           For the Year Ended
                                                                                December 31,                     December 31,
                                                                       ----------------------------     ---------------------------
                                                                            2003            2002             2003            2002
                                                                       ------------    ------------     ------------    -----------
                                                                                 (Amounts in thousands, except per share data)


Computation of Funds Available for Distribution ("FAD"):

FFO allocable to Common and Class B Common Stock (a).............      $   87,047      $   74,596       $  356,144      $  334,417
Add: Stock option expense........................................             100              66              394             163
         Restricted stock expense................................             749               -            1,120               -
         Impact of application of EITF Topic D-42................           3,723               -            7,120           6,888
         Real estate impairment charges..........................               -               -              750               -
         Pro rata share of real estate impairment charges from                  -               -            2,599             396
PSB..............................................................
Less: Capital expenditures to maintain facilities................          (9,706)        (10,952)         (30,175)        (26,993)
                                                                       ------------    ------------     ------------    -----------
Funds available for distribution ("FAD") (b).....................      $   81,913      $   63,710       $  337,952      $  314,871
                                                                       ============    ============     ============    ===========

Distributions to common and Class B Common shareholders..........      $   57,082      $   55,612       $  225,863      $  221,299
                                                                       ============    ============     ============    ===========
 Distribution payout ratio (b)...................................          69.7%           87.2%            66.8%           70.3%
                                                                       ============    ============     ============    ===========


---------------------------------

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) stock option expense, 3) restricted stock expense, 4) income allocated to preferred shareholders for preferred stock redemptions in accordance with EITF Topic D-42, less capital expenditures. Distribution payout ratio is computed by dividing the quarter's distribution paid by FAD. FAD is presented because many analysts consider it to be one measure of the performance of the real estate companies.

                              Public Storage, Inc.

                             Selected Financial Data

        Reconciliation of Same Store Rental Income and Cost of Operations

              To Consolidated Rental Income and Cost of Operations

                                   (Unaudited)




                                                           For the Three Months Ended       For the Year Ended
                                                                  December 31,                 December 31,
                                                           ---------------------------   --------------------------
                                                               2003          2002           2003          2002
                                                           -------------   -----------   ------------  ------------
                                                                            (Amounts in thousands)


Rental income for the 1,252 Same Store facilities.......     $  187,093     $ 176,214     $  734,503    $  717,811
   Less - rental income for Same Store facilities
     accounted for on the equity method of accounting
     (a)................................................         (5,775)       (5,458)       (22,496)      (23,020)
 Add: rental income for other non Same Store facilities
     (b)................................................         23,921        18,102         86,577        66,655
                                                           -------------   -----------   ------------  ------------
   Consolidated self-storage rental income..............     $  205,239     $ 188,858      $ 798,584    $  761,446
                                                           =============   ===========   ============  ============

Cost of operations for the 1,252 Same Store facilities..     $   66,465     $  62,286     $  251,160    $  227,289
   Less - cost of operations for Same Store facilities
     accounted for on the equity method of accounting
     (a) ...............................................         (1,678)       (1,663)        (6,561)       (6,371)
   Add: cost of operations for other non Same Store
      facilities (b)....................................          9,463         8,694         36,306        29,297
                                                           -------------   -----------   ------------  -----------

    Consolidated self-storage cost of operations........     $   74,250     $  69,317      $ 280,905    $  250,215
                                                           =============   ===========   ============  ============


(a) At December 31 2003, the Company has a noncontrolling ownership interest in 32 of the Same Store facilities, and prior to January 14, 2002 (when the Company acquired the remaining interest it did not own in these facilities) the Company had a noncontrolling ownership interest in 26 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results for these periods in its income statements as "equity in earnings of real estate entities."

(b) The Company consolidates the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2000 through December 31, 2003, or because the Company acquired these facilities from third parties after January 1, 2000.